Spirit Airlines, Inc. Appoints Board Member Robert Fornaro as President and Chief Executive Officer, Succeeding Ben Baldanza

Miramar, Florida, January 5, 2016 – Spirit Airlines, Inc. (NASDAQ: SAVE) today announced Robert L. Fornaro has been appointed President and Chief Executive Officer, effective immediately. Fornaro, a seasoned airline executive with more than 35 years of experience in a variety of senior leadership and advisory roles, succeeds Ben Baldanza, who joined Spirit in 2005 as Chief Operating Officer and served as President and CEO since 2006.

“Following the tremendous growth and success of Spirit over the last 10 years, the Board and I have concluded that this is the right time to implement an orderly succession plan,” said Baldanza, who recently moved his family to the Washington D.C. area. “Bob is the right choice to lead the Company through its next phase of growth. I want to thank the management team and all our team members for their support and efforts in making Spirit the success that it is today. I am focused on supporting a seamless transition and wish the Company and Bob continued success in the future.”

“Bob’s deep knowledge of Spirit and his background, skills and operational expertise give the Board full confidence that he is the right leader to deliver on the next phase of Spirit Airlines’ growth story,” said H. McIntyre Gardner, Spirit’s non-executive Chairman. “As a member of Spirit’s Board and a veteran of the low-cost airline industry, Bob has been a passionate supporter of Spirit’s business model and strategy, and we are pleased to welcome him to the management team at Spirit.”

“Ben was instrumental in transitioning Spirit into a highly successful ultra low-cost carrier, a significant achievement in the airline industry, which benefited our employees and customers,” added Gardner. “On behalf of the Board and everyone at Spirit, I would like to thank Ben for his contributions, dedication and stewardship these past ten and a half years as Spirit’s business model has become firmly established as a critical low-fare choice that consumers appreciate when thinking of air travel. We wish Ben and his family all the best.”

“I am honored by the Board’s selection and am excited to have the opportunity to lead Spirit,” said Fornaro, who will also continue to serve as a member of Spirit’s Board. “Spirit’s focus will remain delivering a customer-friendly product and providing the lowest total price to the places we fly. I look forward to working with the rest of Spirit’s management team and team members to grow the Company’s proven ultra low-cost model and drive value for all of Spirit’s stockholders.”

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About Robert Fornaro:
Robert Fornaro was appointed to the Spirit Airlines Board of Directors in May 2014. He previously served as the President and Chief Executive Officer of AirTran Holdings Inc. from November 2007 to May 2011, after which he served as a consultant to Southwest Airlines Co. and AirTran Airways Inc. He also served as President and Chief Operating Officer of AirTran Airways Inc. from March 2001 to November 2007 and as President and Chief Financial Officer from March 1999 to August 2000. He has also served as Senior Vice President of Planning for US Airways and as Senior Vice President of Marketing Planning at Northwest Airlines. He served as the Chairman of AirTran Airways Inc. from May 2008 to May 2011 and served on its board from 2001 to May 2011. He served as Chairman of the Board of AirTran Holdings Inc. from 2008 to May 2011.

About Spirit Airlines:
Spirit Airlines (NASDAQ:SAVE) is committed to offering the lowest total price to the places we fly, much lower than other airlines, on average nearly 40% less.* Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 375 daily flights to 56 destinations in the US, Latin America and the Caribbean. Come save with us at www.spirit.com.
*U.S. Department of Transportation statistics

Investor Relations Contact:
DeAnne Gabel
InvestorRelations@spirit.com
(954) 447-7920

Media Contact:
Paul Berry
Paul.Berry@spirit.com
(954) 628-4827

En Español:
Brittany O’Dell
Brittany.Odell@spirit.com
(954) 364-0243

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MEDIA NOTE: Spirit aircraft photos and video b-roll are available in the press room section of spirit.com at http://www.spirit.com/Pressrelease.aspx.